Exhibit 99.1

PRESS RELEASE

COMCAST REPORTS 4th QUARTER AND FULL YEAR 2018 RESULTS

Full Year 2018 Highlights:

•      Consolidated Revenue Increased 11.1%; Net Income Attributable to Comcast Decreased 48.4%; On an Adjusted Basis, Net Income Attributable to Comcast Increased 22.0%; Adjusted EBITDA Increased 7.9%

•      Net Cash Provided by Operating Activities was $24.3 Billion; Free Cash Flow was $12.6 Billion

•      Earnings per Share Decreased 46.7% to $2.53; On an Adjusted Basis, Earnings per Share Increased 25.6% to $2.55

•      Cable Communications Revenue Increased 3.9%; Adjusted EBITDA Increased 6.5%

•      Cable Communications Customer Relationships Increased by 1.0 Million to 30.3 Million; Over 1 Million High-Speed Internet Customer Net Additions for the 13th Consecutive Year

•      NBCUniversal Revenue Increased 8.9%; Adjusted EBITDA Increased 4.6%

4th Quarter 2018 Highlights:

•      Consolidated Revenue Increased 26.1%; Net Income Attributable to Comcast Decreased 83.3%; On an Adjusted Basis, Net Income Attributable to Comcast Increased 31.8%; Adjusted EBITDA Increased 21.6%

•      Net Cash Provided by Operating Activities was $5.8 Billion; Free Cash Flow was $2.1 Billion

•      Earnings per Share Decreased 82.6% to $0.55; On an Adjusted Basis, Earnings per Share Increased 36.2% to $0.64

•      Cable Communications Revenue Increased 5.2%; Adjusted EBITDA Increased 7.3%

•      Cable Communications Customer Relationship Net Additions were 258,000; High-Speed Internet Customer Net Additions were 351,000

•      NBCUniversal Revenue Increased 7.1%; Adjusted EBITDA Increased 12.3%

•      Successfully Closed Our Acquisition of Sky; Sky Customer Relationship Net Additions were 164,000, Bringing Second Half Net Additions to a Record 590,000 and Total Customer Relationships to 23.6 Million

Dividends and Share Repurchases:

•      Dividends and Share Repurchases Totaled $8.4 Billion in 2018; Increased Dividend by 10% to $0.84 per Share on an Annualized Basis for 2019

PHILADELPHIA - January 23, 2019… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter and year ended December 31, 2018.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “2018 was a successful and pivotal year for Comcast. I’m pleased with the strong operational and financial results that we delivered across the company. Highlighting a few of our accomplishments during the past year, Comcast Cable’s customer relationship growth accelerated, driven by our 13th consecutive year of over 1 million broadband net additions. 2018 Cable EBITDA growth was the highest in seven years, underscoring the financially attractive transition of our business to connectivity. NBCUniversal had a great year, fueled by double-digit growth in our TV businesses, reflecting our terrific broadcasts of big events like the NFL’s Super Bowl LII, the 2018 Olympics, and the FIFA World CupTM, and overall robust demand for our leading sports, news and entertainment content. We truly became a global company with our acquisition of Sky, and are excited about its future and the potential of our combined company in 2019 and beyond. Comcast’s track record of consistent financial performance and our confidence in our outlook for continued, profitable growth is what underpins our announcement of a 10% increase in our dividend in 2019, our 11th consecutive annual increase.”

Consolidated Financial Results

		4th Quarter			Full Year
($ in millions)	2017 [3]	2018 [4]	Growth	2017 [3]	2018 [4]	Growth
Revenue	$22,075	$27,846	26.1%	$85,029	$94,507	11.1%
Net Income Attributable to Comcast	$14,999	$2,511	(83.3%)	$22,735	$11,731	(48.4%)
Excluding Adjustments (see Table 5)	$2,223	$2,931	31.8%	$9,709	$11,844	22.0%
Adjusted EBITDA[1]	$6,738	$8,191	21.6%	$27,956	$30,165	7.9%
Earnings per Share[2]	$3.17	$0.55	(82.6%)	$4.75	$2.53	(46.7%)
Excluding Adjustments (see Table 5)	$0.47	$0.64	36.2%	$2.03	$2.55	25.6%

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com.

Consolidated results for 2018 include Sky results from October 9, 2018 through December 31, 2018.

Consolidated Revenue for the fourth quarter of 2018 increased 26.1% to $27.8 billion. Consolidated Net Income Attributable to Comcast decreased 83.3% to $2.5 billion. Consolidated Adjusted Net Income Attributable to Comcast increased 31.8% to $2.9 billion (see Table 5). Consolidated Adjusted EBITDA increased 21.6% to $8.2 billion.

For the twelve months ended December 31, 2018, consolidated revenue increased 11.1% to $94.5 billion compared to 2017. Consolidated net income attributable to Comcast decreased 48.4% to $11.7 billion. Consolidated adjusted net income attributable to Comcast increased 22.0% to $11.8 billion (see Table 5). Consolidated Adjusted EBITDA increased 7.9% to $30.2 billion.

Earnings per Share (EPS) for the fourth quarter of 2018 was $0.55, a decrease of 82.6% compared to the fourth quarter of 2017. Excluding $12.7 billion of net income tax benefits primarily associated with a reduction of our net deferred income tax liabilities as a result of the 2017 tax reform legislation in the fourth quarter of 2017, as well as other adjustments in the fourth quarters of 2017 and 2018, EPS increased 36.2% to $0.64 (see Table 5).

For the twelve months ended December 31, 2018, EPS was $2.53, a 46.7% decrease compared to the prior year. Excluding $12.7 billion of net income tax benefits primarily associated with a reduction of our net deferred income tax liabilities as a result of the 2017 tax reform legislation in the fourth quarter of 2017, as well as other adjustments in 2017 and 2018, EPS increased 25.6% to $2.55 (see Table 5).

Capital Expenditures increased 16.8% to $3.2 billion in the fourth quarter of 2018. Cable Communications’ capital expenditures increased 7.6% to $2.3 billion in the fourth quarter of 2018, reflecting higher spending on scalable infrastructure, customer premise equipment and line extensions, partially offset by decreased investment in support capital. Cable capital expenditures represented 16.4% of Cable revenue in the fourth quarter of 2018 compared to 16.0% in last year’s fourth quarter. NBCUniversal’s capital expenditures of $595 million increased 13.5%, reflecting the timing of spending on facilities, as well as continued investment at Theme Parks. Sky had capital expenditures of $222 million, reflecting continued deployment of Sky Q.

For the twelve months ended December 31, 2018, capital expenditures increased 2.3% to $9.8 billion compared to 2017. Cable Communications’ capital expenditures decreased 3.0% to $7.7 billion, reflecting decreased spending on customer premise equipment and support capital, partially offset by higher investment in scalable infrastructure and line extensions. For the year, Cable capital expenditures represented 14.0% of Cable revenue compared to 15.0% in 2017. NBCUniversal’s capital expenditures increased 15.2% to $1.7 billion in 2018, primarily reflecting investment at Theme Parks.

Net Cash Provided by Operating Activities was $5.8 billion in the fourth quarter of 2018. Free Cash Flow5 was $2.1 billion (see Table 4).

For the twelve months ended December 31, 2018, net cash provided by operating activities was $24.3 billion. Free cash flow was $12.6 billion (see Table 4).

Dividends and Share Repurchases. During the fourth quarter of 2018, Comcast paid dividends totaling $865 million and repurchased 27.2 million of its common shares for $1.0 billion. For the full year, Comcast made four cash dividend payments totaling $3.4 billion and repurchased 139.7 million of its common shares for $5.0 billion, resulting in a total return of capital to shareholders of $8.4 billion.

As previously announced, Comcast will pause its common stock repurchase program in 2019 to accelerate the reduction of indebtedness it incurred in connection with its acquisition of Sky.

Today Comcast announced that it increased its dividend by 10% to $0.84 per share on an annualized basis for 2019. In accordance with the increase, the Board of Directors declared a quarterly cash dividend of $0.21 a share on the company’s stock, payable April 24, 2019 to shareholders of record as of the close of business on April 3, 2019.

Consolidated Pro Forma Financial Results

Pro forma results are presented as if the Sky transaction occurred on January 1, 2017. The pro forma amounts are primarily based on historical results of operations, adjusted for the allocation of purchase price and excluding costs directly related to the transaction. These amounts are not necessarily indicative of what our results would have been had we operated Sky since January 1, 2017, and are subject to change as our acquisition accounting is finalized (see Table 7 for reconciliations of pro forma financial data).

Consolidated Pro Forma Revenue for the fourth quarter of 2018 increased 5.2% to $28.3 billion.  Consolidated Pro Forma Adjusted EBITDA increased 11.1% to $8.3 billion.

For the twelve months ended December 31, 2018, consolidated pro forma revenue increased 6.4% to $109.5 billion compared to 2017. Consolidated Pro Forma Adjusted EBITDA increased 4.8% to $32.4 billion.

Cable Communications

		4th Quarter			Full Year
($ in millions)	2017 [3]	2018	Growth	2017 [3]	2018	Growth
Cable Communications Revenue
High-Speed Internet	$3,999	$4,404	10.1%	$15,681	$17,144	9.3%
Video	5,668	5,577	(1.6%)	22,874	22,455	(1.8%)
Voice	1,009	978	(3.0%)	4,090	3,960	(3.2%)
Business Services	1,680	1,839	9.5%	6,437	7,129	10.7%
Advertising	676	863	27.7%	2,450	2,795	14.1%
Other	392	467	19.1%	1,538	1,660	7.9%
Cable Communications Revenue	$13,424	$14,128	5.2%	$53,070	$55,143	3.9%

Cable Communications Adjusted EBITDA	$5,385	$5,779	7.3%	$21,068	$22,447	6.5%
Adjusted EBITDA Margin	40.1%	40.9%		39.7%	40.7%

Cable Communications Capital Expenditures	$2,154	$2,318	7.6%	$7,952	$7,716	(3.0%)
Percent of Cable Communications Revenue	16.0%	16.4%		15.0%	14.0%

Revenue for Cable Communications increased 5.2% to $14.1 billion in the fourth quarter of 2018, driven by increases in high-speed internet, advertising, business services and other revenue, partially offset by a decrease in video revenue. High-speed internet revenue increased 10.1%, driven by an increase in the number of residential high-speed internet customers and rate adjustments. Advertising revenue increased 27.7%, primarily reflecting an increase in political advertising revenue. Excluding political advertising revenue, advertising revenue increased 3.1%. Business services revenue increased 9.5%, primarily driven by increases in the number of customers receiving our services. Other revenue increased 19.1%, primarily driven by the timing of X1 licensing revenue. Video revenue decreased 1.6%, primarily reflecting a decrease in the number of residential video customers. Voice revenue decreased 3.0%, primarily due to a decrease in the number of residential voice customers.

For the twelve months ended December 31, 2018, Cable revenue increased 3.9% to $55.1 billion compared to 2017, primarily driven by growth in high-speed internet, business services and advertising revenue, partially offset by a decrease in video revenue.

Total Customer Relationships increased by 258,000 to 30.3 million in the fourth quarter of 2018. Residential customer relationships increased by 229,000 and business customer relationships increased by 29,000. At the end of the fourth quarter, 67.6% of our residential customers received at least two Xfinity products. Total high-speed internet customer net additions were 351,000, total video customer net losses were 29,000, total voice customer net additions were 2,000 and total security and automation customer net additions were 39,000.

For the year ended December 31, 2018, total customer relationships increased by 1.0 million. Residential customer relationships increased by 878,000 and business customer relationships increased by 123,000. Total high-speed internet customer net additions were 1.4 million, total video customer net losses were 370,000, total voice customer net losses were 103,000 and total security and automation customer net additions were 186,000.

	Customers		Net Additions
(in thousands)	YE17	YE18	4Q17	4Q18	2017	2018
Customer Relationships
Residential Customer Relationships	27,168	28,046	211	229	635	878
Business Services Customer Relationships	2,179	2,303	33	29	135	123
Total Customer Relationships	29,347	30,349	243	258	770	1,002

Residential Customer Relationships Mix
Single Product Residential Customers	8,196	9,074	140	162	439	878
Double Product Residential Customers	9,056	9,092	73	47	259	36
Triple and Quad Product Residential Customers	9,916	9,880	(3)	20	(64)	(36)

Residential High-Speed Internet Customers	23,863	25,097	318	323	1,036	1,234
Business Services High-Speed Internet Customers	2,006	2,125	32	28	132	120
Total High-Speed Internet Customers	25,869	27,222	350	351	1,168	1,353
Residential Video Customers	21,303	20,959	(38)	(19)	(186)	(344)
Business Services Video Customers	1,054	1,027	5	(10)	35	(27)
Total Video Customers	22,357	21,986	(33)	(29)	(151)	(370)
Residential Voice Customers	10,316	10,153	(35)	(12)	(231)	(163)
Business Services Voice Customers	1,236	1,297	22	14	96	60
Total Voice Customers	11,552	11,449	(13)	2	(135)	(103)
Total Security and Automation Customers	1,131	1,317	52	39	239	186

Adjusted EBITDA for Cable Communications increased 7.3% to $5.8 billion in the fourth quarter of 2018, reflecting higher revenue, partially offset by a 3.8% increase in operating expenses. The higher expenses were primarily driven by a 4.5% increase in non-programming expenses, reflecting higher other operating costs, technical and product support expenses, and advertising, marketing and promotion expenses, partially offset by decreases in customer service expenses and franchise and regulatory fees. Programming costs increased 2.9%, primarily reflecting higher retransmission consent fees and sports programming costs. This quarter’s Adjusted EBITDA per customer relationship increased 3.8%, and Adjusted EBITDA margin was 40.9% compared to 40.1% in the fourth quarter of 2017.

For the twelve months ended December 31, 2018, Cable Adjusted EBITDA increased 6.5% to $22.4 billion compared to 2017, driven by higher revenue, partially offset by a 2.2% increase in operating expenses. The higher expenses were due to a 1.8% increase in non-programming expenses and a 2.7% increase in programming costs. For the twelve months ended December 31, 2018, Adjusted EBITDA per customer relationship increased 3.4%, and Adjusted EBITDA margin was 40.7% compared to 39.7% in 2017.

NBCUniversal

	4th Quarter			Full Year
($ in millions)	2017 [3]	2018 [3]	Growth	2017 [3]	2018 [3]	Growth
NBCUniversal Revenue
Cable Networks	$2,654	$2,892	8.9%	$10,497	$11,773	12.2%
Excluding Olympics (see Table 6)				10,497	11,395	8.6%
Broadcast Television	2,989	3,099	3.7%	9,563	11,439	19.6%
Excluding Olympics and Super Bowl (see Table 6)				9,563	10,246	7.1%
Filmed Entertainment	1,733	1,976	14.0%	7,595	7,152	(5.8%)
Theme Parks	1,461	1,513	3.5%	5,443	5,683	4.4%
Headquarters, other and eliminations	(63)	(85)	NM	(262)	(286)	NM
NBCUniversal Revenue	$8,774	$9,395	7.1%	$32,836	$35,761	8.9%

NBCUniversal Adjusted EBITDA
Cable Networks	$997	$1,039	4.3%	$4,053	$4,428	9.3%
Broadcast Television	197	412	109.3%	1,251	1,657	32.5%
Filmed Entertainment	235	179	(23.6%)	1,276	734	(42.5%)
Theme Parks	661	666	0.7%	2,384	2,455	3.0%
Headquarters, other and eliminations	(201)	(176)	NM	(746)	(676)	NM
NBCUniversal Adjusted EBITDA	$1,889	$2,120	12.3%	$8,218	$8,598	4.6%
NM=comparison not meaningful.

Revenue for NBCUniversal increased 7.1% to $9.4 billion in the fourth quarter of 2018. Adjusted EBITDA increased 12.3% to $2.1 billion, primarily reflecting increases at Broadcast Television and Cable Networks, partially offset by a decrease at Filmed Entertainment.

For the twelve months ended December 31, 2018, NBCUniversal revenue increased 8.9% to $35.8 billion compared to 2017. Adjusted EBITDA increased 4.6% to $8.6 billion, reflecting increases at Broadcast Television, Cable Networks, and Theme Parks, partially offset by a decline at Filmed Entertainment.

Cable Networks

Cable Networks revenue increased 8.9% to $2.9 billion in the fourth quarter of 2018, primarily reflecting higher distribution and content licensing and other revenue. Distribution revenue increased 10.3%, primarily due to contractual rate increases and the timing of contract renewals. Content licensing and other revenue increased 28.4%, due to the timing of content provided under licensing agreements. Advertising revenue was consistent with the prior year period, reflecting higher rates, offset by audience ratings declines. Adjusted EBITDA increased 4.3% to $1.0 billion in the fourth quarter of 2018, reflecting higher revenue, partially offset by higher programming and production costs.

For the twelve months ended December 31, 2018, revenue from the Cable Networks segment increased 12.2% to $11.8 billion compared to 2017, reflecting higher distribution, content licensing and other, and advertising revenue. Excluding $378 million of revenue generated by the broadcast of the 2018 PyeongChang Olympics in the first quarter of 2018, Cable Networks revenue increased 8.6% (see Table 6). Adjusted EBITDA increased 9.3% to $4.4 billion compared to 2017, reflecting higher revenue, partially offset by higher programming and production costs, primarily due to the broadcast of the 2018 PyeongChang Olympics.

Broadcast Television

Broadcast Television revenue increased 3.7% to $3.1 billion in the fourth quarter of 2018, reflecting increased distribution and other and advertising revenue, partially offset by a decrease in content licensing revenue. Distribution and other revenue increased 18.5%, due to higher retransmission consent fees.  Advertising revenue increased 2.1%, primarily driven by higher rates and local political ad sales, partially offset by audience ratings declines. Content licensing revenue decreased 2.5%, reflecting the timing of content provided under licensing agreements. Adjusted EBITDA increased 109.3% to $412 million in the fourth quarter of 2018, reflecting higher revenue as well as lower programming and production costs.

For the twelve months ended December 31, 2018, revenue from the Broadcast Television segment increased 19.6% to $11.4 billion compared to 2017, reflecting increases in advertising, distribution and other and content licensing revenue. Excluding $770 million of revenue generated by the broadcast of the 2018 PyeongChang Olympics in the first quarter of 2018 and $423 million of revenue generated by the broadcast of Super Bowl

LII in the first quarter of 2018, Broadcast Television revenue increased 7.1% (see Table 6). Adjusted EBITDA increased 32.5% to $1.7 billion compared to 2017, reflecting an increase in revenue, partially offset by an increase in programming and production costs, primarily due to increased sports programming costs associated with the broadcasts of the 2018 PyeongChang Olympics and Super Bowl LII.

Filmed Entertainment

Filmed Entertainment revenue increased 14.0% to $2.0 billion in the fourth quarter of 2018, reflecting increased theatrical and other revenue, partially offset by decreases in content licensing and home entertainment revenue. Theatrical revenue increased 189.3%, reflecting the performances of Dr. Seuss’ The Grinch and Halloween in this year’s fourth quarter. Content licensing revenue decreased 8.8%, driven by the timing of when content was made available under licensing agreements. Home Entertainment revenue decreased 14.3%, reflecting the success of several releases in the prior year period, including Despicable Me 3, partially offset by Jurassic World: Fallen Kingdom and Mamma Mia: Here We Go Again! in this year’s fourth quarter.  Adjusted EBITDA decreased by 23.6% to $179 million in the fourth quarter of 2018, reflecting higher operating costs, partially offset by higher revenue.

For the twelve months ended December 31, 2018, revenue from the Filmed Entertainment segment decreased 5.8% to $7.2 billion compared to 2017, reflecting lower home entertainment, theatrical, other and content licensing revenue. Adjusted EBITDA decreased 42.5% to $734 million compared to 2017, reflecting lower revenue as well as higher operating expenses.

Theme Parks

Theme Parks revenue increased 3.5% to $1.5 billion in the fourth quarter of 2018, reflecting higher attendance and per capita spending. Adjusted EBITDA increased 0.7% to $666 million in the fourth quarter of 2018, reflecting an increase in revenue, partially offset by higher operating expenses.

For the twelve months ended December 31, 2018, revenue from the Theme Parks segment increased 4.4% to $5.7 billion compared to 2017, reflecting higher per capita spending. Adjusted EBITDA increased 3.0% to $2.5 billion compared to 2017, due to higher revenue, partially offset by an increase in operating expenses.

Headquarters, Other and Eliminations

NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations among the NBCUniversal businesses. For the quarter ended December 31, 2018, NBCUniversal Headquarters, Other and Eliminations Adjusted EBITDA loss was $176 million, compared to a loss of $201 million in the fourth quarter of 2017.

For the twelve months ended December 31, 2018, NBCUniversal Headquarters, Other and Eliminations Adjusted EBITDA loss was $676 million compared to a loss of $746 million in 2017.

Sky

Pro forma results are presented as if the Sky transaction occurred on January 1, 2017. The pro forma amounts are primarily based on historical results of operations, adjusted for the allocation of purchase price and excluding costs directly related to the transaction. These amounts are not necessarily indicative of what our results would have been had we operated Sky since January 1, 2017, and are subject to change as our acquisition accounting is finalized (see Table 7 for reconciliations of pro forma financial data).

	4th Quarter				Full Year
($ in millions) (pro forma)	2017	2018	Growth	Constant Currency Growth[6]	2017	2018	Growth	Constant Currency Growth[6]
Sky Revenue
Direct-to-Consumer	$3,944	$3,976	0.8%	4.0%	$14,899	$16,077	7.9%	3.9%
Content	277	363	31.6%	35.7%	1,040	1,248	20.1%	16.5%
Advertising	684	682	(0.3%)	2.9%	2,334	2,489	6.7%	2.9%
Sky Revenue	$4,905	$5,021	2.4%	5.6%	$18,273	$19,814	8.4%	4.5%

Sky Operating Costs and Expenses	$4,203	$4,256	1.3%	4.5%	$15,325	$16,920	10.4%	6.4%

Sky Adjusted EBITDA	$702	$765	8.9%	12.4%	$2,948	$2,894	(1.8%)	(5.3%)
Adjusted EBITDA Margin	14.3%	15.2%			16.1%	14.6%

Pro Forma Revenue for Sky increased 2.4% to $5.0 billion in the fourth quarter of 2018. Excluding the impact of currency, revenue increased 5.6%, reflecting higher direct-to-consumer, content and advertising revenue. Direct-to-consumer revenue increased 4.0% to $4.0 billion, driven by improved product penetration for pay TV, growth in Sky Mobile and Sky Fibre customers, as well as rate adjustments in the UK. This quarter’s average direct-to-consumer revenue per customer relationship increased by about 1%. Content revenue increased 35.7% to $363 million, primarily reflecting the wholesaling of sports programming, including exclusive sports rights recently acquired in Italy and Germany, increased penetration of premium sports and movie channels on third party pay TV networks in the UK and monetization of our slate of original programming. Advertising revenue increased 2.9% to $682 million, driven by increased sports inventory in Italy and Germany and growth in advanced advertising in the UK.

For the twelve months ended December 31, 2018, pro forma Sky revenue increased 8.4% to $19.8 billion compared to 2017. Excluding the impact of currency, revenue increased 4.5%, reflecting growth in direct-to-consumer, content and advertising revenue.

Pro Forma Total Customer Relationships increased by 164,000 to 23.6 million in the fourth quarter of 2018. For the twelve months ended December 31, 2018, total customer relationships increased by 735,000 to 23.6 million.

	Customers		Net Additions
(in thousands) (pro forma)	YE17	YE18	4Q17	4Q18	2017	2018
Total Customer Relationships	22,865	23,600	205	164	548	735

Pro Forma Adjusted EBITDA for Sky increased 8.9% to $765 million in the fourth quarter of 2018. Excluding the impact of currency, Adjusted EBITDA increased 12.4%, reflecting higher revenue, partially offset by a 4.5% increase in operating expenses. The higher expenses were primarily driven by new contracts for Serie A and UEFA Champions League soccer rights in Italy and Germany, partially offset by lower other operating costs.

For the twelve months ended December 31, 2018, pro forma Sky Adjusted EBITDA declined 1.8% to $2.9 billion compared to 2017. Excluding the impact of currency, Adjusted EBITDA decreased 5.3%, which includes contract termination costs and costs related to a settlement totaling $231 million.

Corporate, Other and Eliminations

Corporate, Other and Eliminations primarily relate to corporate operations, our new wireless initiative, Xfinity Mobile, and Comcast Spectacor, as well as eliminations among Comcast’s businesses. For the quarter ended December 31, 2018, the Corporate, Other and Eliminations3 Adjusted EBITDA loss was $400 million, compared to a loss of $536 million in the fourth quarter of 2017, which included $171 million of expenses related to a special employee bonus. This quarter’s results include a loss of $191 million from Xfinity Mobile, which compares to a loss of $176 million in the prior year period. In this year’s fourth quarter, Xfinity Mobile reported net line additions of 227,000 in the quarter, ending the quarter with 1.2 million total lines.

For the twelve months ended December 31, 2018, the Corporate, Other and Eliminations3 Adjusted EBITDA loss was $1.6 billion, compared to a loss of $1.3 billion in 2017, reflecting increased costs associated with scaling Xfinity Mobile and eliminations associated with the 2018 PyeongChang Olympics. This year’s results include losses of $743 million from Xfinity Mobile, which compares to a loss of $480 million in the prior year period.

Notes:

1     We define Adjusted EBITDA as net income attributable to Comcast Corporation before net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock, income tax benefit (expense), investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. See Table 4 for reconciliation of non-GAAP financial measures.

2     All earnings per share amounts are presented on a diluted basis.

3     Effective January 1, 2018, we adopted the new accounting standard related to revenue recognition. In connection with the adoption, we implemented changes in classification for our Cable Communications segment’s High-Speed Internet, Video, Voice, Business Services and Other revenues and costs and expenses. In addition, the new guidance impacted the timing of recognition for Cable Communications installation revenue and commissions expense, and Cable Networks, Broadcast Television and Filmed Entertainment content licensing renewals and extensions. These changes affected Operating Income and Adjusted EBITDA for Comcast Consolidated and the Cable Communications, Cable Networks, Broadcast Television and Filmed Entertainment segments. The adoption did not impact Consolidated Free Cash Flow; however, Cash Paid for Capitalized Software and Other Intangible Assets, and Changes in Operating Assets and Liabilities were affected. We adopted the guidance using the full retrospective method and all periods presented have been adjusted. To be consistent with our current management reporting presentation, certain 2017 operating results were reclassified within the Cable Communications segment and certain 2018 and 2017 operating results were reclassified related to certain NBCUniversal businesses now presented in the Sky segment.

4     Consolidated results for 2018 include Sky results from October 9, 2018 through December 31, 2018.

5     Beginning in the first quarter 2018, we have implemented changes that simplify our definition of Free Cash Flow to the following: Net Cash Provided by Operating Activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments for acquisitions and construction of real estate properties and the construction of Universal Beijing Resort are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures for Free Cash Flow. Following this change, our new definition of Free Cash Flow no longer adjusts for, among other things, the effects of economic stimulus packages, distributions to noncontrolling interests and dividends for redeemable preferred stock and certain nonoperating items. The prior period amounts have been adjusted to reflect this change. See Table 4 for reconciliation of non-GAAP financial measures.

6     Sky constant currency growth rates are calculated by comparing the current period results to the comparative period results in the prior year adjusted to reflect the average exchange rates from the current year period rather than the actual exchange rates in effect during the respective prior year periods. See Table 8 for reconciliation of Sky’s constant currency growth.

All percentages are calculated on whole numbers. Minor differences may exist due to rounding.

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Conference Call and Other Information

Comcast Corporation will host a conference call with the financial community today, January 23, 2019 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 6837336.  A replay of the call will be available starting at 12:00 p.m. ET on January 23, 2019, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Wednesday, January 30, 2019 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 6837336.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate blog, www.corporate.comcast.com/comcast-voices. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Jason Armstrong	(215) 286-7972	D’Arcy Rudnay	(215) 286-8582
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011

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Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements.  Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

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Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP).  Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company with three primary businesses:  Comcast Cable, NBCUniversal, and Sky.  Comcast Cable is one of the United States’ largest high-speed internet, video, and phone providers to residential customers under the Xfinity brand, and also provides these services to businesses.  It also provides wireless and security and automation services to residential customers under the Xfinity brand.  NBCUniversal is global and operates news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures, and Universal Parks and Resorts.  Sky is one of Europe’s leading media and entertainment companies, connecting customers to a broad range of video content through its pay television services.  It also provides communications services, including residential high-speed internet, phone, and wireless services.  Sky operates the Sky News broadcast network and sports and entertainment networks, produces original content, and has exclusive content rights. Visit www.comcastcorporation.com for more information.

TABLE 1 Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
(in millions, except per share data)	December 31,		December 31,
	2017	2018	2017	2018
Revenue	$22,075	$27,846	$85,029	$94,507

Programming and production	6,905	9,252	25,355	29,692
Other operating and administrative	6,810	8,782	25,449	28,094
Advertising, marketing and promotion	1,622	2,101	6,519	7,036
Adjustments(1)	—	(480)	(250)	(480)
	15,337	19,655	57,073	64,342

Adjusted EBITDA(1)	6,738	8,191	27,956	30,165

Adjustments(1)	—	480	250	480
Depreciation expense	2,038	2,211	7,914	8,281
Amortization expense	571	986	2,216	2,736
Other operating gains	—	—	(442)	(341)
	2,609	3,677	9,938	11,156

Operating income	4,129	4,514	18,018	19,009

Interest expense	(807)	(1,129)	(3,086)	(3,542)

Investment and other income (loss), net
Equity in net income (losses) of investees, net	95	(308)	107	(364)
Realized and unrealized gains (losses) on equity securities, net	(17)	(137)	(17)	(187)
Other income (loss), net	44	128	331	326
	122	(317)	421	(225)

Income before income taxes	3,444	3,068	15,353	15,242

Income tax benefit (expense)	11,607	(486)	7,569	(3,380)

Net income	15,051	2,582	22,922	11,862

Less: Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	52	71	187	131

Net income attributable to Comcast Corporation	$14,999	$2,511	$22,735	$11,731

Diluted earnings per common share attributable to Comcast Corporation shareholders	$3.17	$0.55	$4.75	$2.53

Dividends declared per common share	$0.1575	$0.19	$0.63	$0.76

Diluted weighted-average number of common shares	4,729	4,596	4,786	4,640

(1) See Table 4 for a reconciliation of non-GAAP financial measures.

TABLE 2 Consolidated Statement of Cash Flows (Unaudited)

	Twelve Months Ended
(in millions)	December 31,
	2017	2018

OPERATING ACTIVITIES
Net income	$22,922	$11,862
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other operating gains	9,688	10,676
Share-based compensation	751	826
Noncash interest expense (income), net	272	364
Net (gain) loss on investment activity and other	(194)	576
Deferred income taxes	(10,646)	290
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	(869)	(802)
Film and television costs, net	(197)	(395)
Accounts payable and accrued expenses related to trade creditors	173	(394)
Other operating assets and liabilities	(639)	1,294

Net cash provided by operating activities	21,261	24,297

INVESTING ACTIVITIES
Capital expenditures	(9,550)	(9,774)
Cash paid for intangible assets	(1,605)	(1,935)
Acquisitions and construction of real estate properties	(418)	(143)
Construction of Universal Beijing Resort	(71)	(460)
Acquisitions, net of cash acquired	(532)	(38,219)
Proceeds from sales of investments	150	141
Purchases of investments	(2,292)	(1,257)
Other	785	793

Net cash provided by (used in) investing activities	(13,533)	(50,854)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	(1,905)	379
Proceeds from borrowings	11,466	44,781
Repurchases and repayments of debt	(6,364)	(8,798)
Repurchases of common stock under repurchase program and employee plans	(5,435)	(5,320)
Dividends paid	(2,883)	(3,352)
Purchase of Universal Studios Japan noncontrolling interests	(2,299)	—
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(252)	(277)
Other	100	(273)

Net cash provided by (used in) financing activities	(7,572)	27,140

Impact of foreign currency on cash, cash equivalents and restricted cash	—	(245)

Increase (decrease) in cash, cash equivalents and restricted cash	156	338

Cash, cash equivalents and restricted cash, beginning of period	3,415	3,571

Cash, cash equivalents and restricted cash, end of period	$3,571	$3,909

TABLE 3 Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31,	December 31,

	2017	2018
ASSETS

Current Assets
Cash and cash equivalents	$3,428	$3,814
Receivables, net	8,834	11,104
Programming rights	1,613	3,746
Other current assets	2,468	3,184
Total current assets	16,343	21,848

Film and television costs	7,087	7,837

Investments	6,931	7,883

Property and equipment, net	38,470	44,437

Franchise rights	59,364	59,365

Goodwill	36,780	66,154

Other intangible assets, net	18,133	38,358

Other noncurrent assets, net	4,354	5,802

	$187,462	$251,684

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$6,908	$8,494
Accrued participations and residuals	1,644	1,808
Deferred revenue	1,687	2,182
Accrued expenses and other current liabilities	6,620	10,721
Current portion of long-term debt	5,134	4,398
Total current liabilities	21,993	27,603

Long-term debt, less current portion	59,422	107,345

Deferred income taxes	24,259	27,589

Other noncurrent liabilities	10,972	15,329

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	1,357	1,316

Equity
Comcast Corporation shareholders’ equity	68,616	71,613
Noncontrolling interests	843	889
Total equity	69,459	72,502

	$187,462	$251,684

TABLE 4

Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2017	2018	2017	2018
Net income attributable to Comcast Corporation	$14,999	$2,511	$22,735	$11,731
Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	52	71	187	131
Income tax (benefit) expense	(11,607)	486	(7,569)	3,380
Interest expense	807	1,129	3,086	3,542
Investment and other (income) loss, net (1)	(122)	317	(421)	225
Depreciation and amortization expense and other operating gains	2,609	3,197	9,688	10,676
Adjustments (2)	—	480	250	480
Adjusted EBITDA	$6,738	$8,191	$27,956	$30,165

Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow[3] (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2017	2018	2017	2018
Net cash provided by operating activities	$5,404	$5,790	$21,261	$24,297
Capital expenditures	(2,711)	(3,167)	(9,550)	(9,774)
Cash paid for capitalized software and other intangible assets	(469)	(560)	(1,605)	(1,935)
Adjustments (4)	(325)	—	(325)	—
Total free cash flow	$1,899	$2,063	$9,781	$12,588

Alternate Presentation of Free Cash Flow[3] (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2017	2018	2017	2018
Adjusted EBITDA	$6,738	$8,191	$27,956	$30,165
Capital expenditures	(2,711)	(3,167)	(9,550)	(9,774)
Cash paid for capitalized software and other intangible assets	(469)	(560)	(1,605)	(1,935)
Cash interest expense	(543)	(657)	(2,820)	(2,897)
Cash taxes	(642)	(822)	(4,057)	(2,355)
Changes in operating assets and liabilities	(367)	(802)	(546)	(1,313)
Noncash share-based compensation	157	219	751	826
Other (5)	61	(339)	(23)	(129)
Adjustments (4)	(325)	—	(325)	—
Total free cash flow	$1,899	$2,063	$9,781	$12,588

(1)     Investment and other (income) loss, net, includes equity in net (income) losses of investees, net, realized and unrealized (gains) losses on equity securities, net, and other (income) loss, net.

(2)     Fourth quarter 2018 Adjusted EBITDA excludes $355 million of other operating and administrative expense related to the Sky transaction and $125 million of other operating and administrative expense related to a legal settlement. 2017 year to date Adjusted EBITDA excludes $250 million of other operating and administrative expense related to a legal settlement.

(3)     Beginning in the first quarter 2018, we have implemented changes that simplify our definition of Free Cash Flow to the following: Net Cash Provided by Operating Activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments for acquisitions and construction of real estate properties and the construction of Universal Beijing Resort are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures for Free Cash Flow. Following this change, our new definition of Free Cash Flow no longer adjusts for, among other things, the effects of economic stimulus packages, distributions to noncontrolling interests and dividends for redeemable preferred stock and certain nonoperating items. The prior period amounts have been adjusted to reflect this change.

(4)     2017 year to date adjustments for this presentation include a $250 million payment in the fourth quarter related to a legal settlement and a $575 million tax benefit related to the debt exchange.

(5)     Other for this presentation includes a decrease of $125 million related to a legal settlement and $355 million related to Sky transaction related costs in fourth quarter 2018 and $250 million in 2017 year to date related to a legal settlement, as these are not included in Adjusted EBITDA.

Note: Minor differences may exist due to rounding.

TABLE 5

Reconciliation of EPS Excluding Adjustments (Unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2017		2018		2017		2018
(in millions, except per share data)
	$	EPS	$	EPS	$	EPS	$	EPS

Net income attributable to Comcast Corporation	$14,999	$3.17	$2,511	$0.55	$22,735	$4.75	$11,731	$2.53
Growth %			(83.3)%	(82.6)%			(48.4)%	(46.7)%

Fair value investments (1)	(97)	(0.02)	291	0.06	(162)	(0.03)	162	0.03
Gain on spectrum auction (2)	—	—	—	—	(209)	(0.05)	—	—
Income tax adjustments (3)	—	—	(244)	(0.05)	(68)	(0.01)	(224)	(0.05)
Gains on the sales of businesses and investments(4)	—	—	—	—	(65)	(0.01)	(301)	(0.06)
Legal settlement (5)	—	—	93	0.02	157	0.03	93	0.02
Costs related to Sky transaction and Twenty-First Century Fox offer (6)	—	—	280	0.06	—	—	383	0.08
2017 tax reform (7)	(12,679)	(2.68)	—	—	(12,679)	(2.65)	—	—

Net income attributable to Comcast Corporation (excluding adjustments)	$2,223	$0.47	$2,931	$0.64	$9,709	$2.03	$11,844	$2.55
Growth %			31.8%	36.2%			22.0%	25.6%

(1)     Fair value investments include realized and unrealized (gains) losses on equity securities, net (as stated in Table 1), as well as the equity in net (income) losses, net, for our investment in Atairos.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2018	2017	2018
Realized and unrealized (gains) losses on equity securities, net	$17	$137	$17	$187
Equity in net (income) losses, net for investment in Atairos	(175)	255	(281)	31
Fair value investments before income taxes	(158)	392	(264)	218
Fair value investments, net of tax	($97)	$291	($162)	$162

(2)     2017 year to date net income attributable to Comcast Corporation includes $337 million of other operating gains, $209 million net of tax, recognized in connection with NBCUniversal’s relinquishment of certain spectrum rights in the FCC’s spectrum auction.

(3)     4th quarter 2018 net income attributable to Comcast Corporation includes a $244 million income tax benefit for the worldwide impact of the Sky transaction. 2018 year to date net income attributable to Comcast Corporation includes a $148 million income tax expense adjustment recorded in the 3rd quarter 2018 related to the impact of certain state tax law changes and federal tax reform and a $128 million net income tax benefit recorded in the 1st quarter 2018 as a result of federal tax legislation enacted in 2018. 2017 year to date net income attributable to Comcast Corporation includes $68 million of income tax adjustments related to an internal legal reorganization offset by the impact of certain state tax law changes.

(4)     2018 year to date net income attributable to Comcast Corporation includes $141 million of other operating gains, $105 million net of tax, related to the sale of a business in our Filmed Entertainment segment, $200 million of other operating gains, $148 million net of tax, resulting from the sale of a controlling interest in our arena management-related businesses and $64 million of other income, $48 million net of tax, resulting from a gain on the sale of our investment in The Weather Channel. 2017 year to date net income attributable to Comcast Corporation includes $105 million of other operating gains, $65 million net of tax, resulting from the sale of a business.

(5)     4th quarter 2018 net income attributable to Comcast Corporation includes $125 million of other operating and administrative expense, $93 million net of tax, related to a legal settlement. 2017 year to date net income attributable to Comcast Corporation includes $250 million of other operating and administrative expense, $157 million net of tax, related to a legal settlement.

(6)     4th quarter 2018 net income attributable to Comcast Corporation includes $355 million of operating costs and expenses, $18 million of interest expense and $64 million of income in other (income) loss, net,($309 million in total, $280 million net of tax) related to the Sky transaction. 2018 year to date net income attributable to Comcast Corporation includes $389 million of operating costs and expenses, $63 million of interest expense and $4 million of income in other (income) loss, net, ($448 million in total, $383 million net of tax) related to the Sky transaction and the Twenty-First Century Fox offer.

(7)     4th quarter 2017 net income attributable to Comcast Corporation includes $12.7 billion of net income tax benefits as a result of the enactment of the 2017 tax reform legislation, primarily due to a reduction of our net deferred tax liabilities.

Note: Minor differences may exist due to rounding.

TABLE 6

Reconciliation of Cable Networks Revenue Excluding 2018 Olympics (Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
(in millions)	2017	2018	Growth %	2017	2018	Growth %
Revenue	$2,654	$2,892	8.9%	$10,497	$11,773	12.2%
2018 Olympics	—	—		—	(378)
Revenue excluding 2018 Olympics	$2,654	$2,892	8.9%	$10,497	$11,395	8.6%

Reconciliation of Broadcast Television Revenue Excluding 2018 Olympics and 2018 Super Bowl (Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
(in millions)	2017	2018	Growth %	2017	2018	Growth %
Revenue	$2,989	$3,099	3.7%	$9,563	$11,439	19.6%
2018 Olympics	—	—		—	(770)
2018 Super Bowl	—	—		—	(423)
Revenue excluding 2018 Olympics and 2018 Super Bowl	$2,989	$3,099	3.7%	$9,563	$10,246	7.1%

Note: Minor differences may exist due to rounding.

TABLE 7

Reconciliation of As Reported to Pro Forma(1) Financial Information (Unaudited)

		Sky			Comcast

(in millions)
		Pro Forma	Pro Forma		Pro Forma	Pro Forma
	As Reported	Adjustments(1)	Sky	As Reported	Adjustments(1)	Comcast
Three Months Ended December 31, 2017

Revenue	$—	$4,905	$4,905	$22,075	$4,816	$26,891

Operating costs and expenses	—	4,203	4,203	15,337	4,117	19,454

Adjusted EBITDA	$—	$702	$702	$6,738	$699	$7,437

Three Months Ended December 31, 2018

Revenue	$4,587	$434	$5,021	$27,846	$433	$28,279

Operating costs and expenses	3,895	361	4,256	19,655	361	20,016

Adjusted EBITDA	$692	$73	$765	$8,191	$72	$8,263

Growth Rates
Revenue	NM		2.4%	26.1%		5.2%

Operating costs and expenses	NM		1.3%	28.1%		2.9%

Adjusted EBITDA	NM		8.9%	21.6%		11.1%

Twelve Months Ended December 31, 2017

Revenue	$—	$18,273	$18,273	$85,029	$17,942	$102,971

Operating costs and expenses	—	15,325	15,325	57,073	15,017	72,090

Adjusted EBITDA	$—	$2,948	$2,948	$27,956	$2,925	$30,881

Twelve Months Ended December 31, 2018

Revenue	$4,587	$15,227	$19,814	$94,507	$15,011	$109,518

Operating costs and expenses	3,895	13,025	16,920	64,342	12,814	77,156

Adjusted EBITDA	$692	$2,202	$2,894	$30,165	$2,197	$32,362

Growth Rates
Revenue	NM		8.4%	11.1%		6.4%

Operating costs and expenses	NM		10.4%	12.7%		7.0%

Adjusted EBITDA	NM		(1.8)%	7.9%		4.8%

NM=comparison not meaningful.

(1)     Pro Forma information is presented as if the Sky transaction occurred January 1, 2017. Our pro forma information is primarily based on historical results of operations, adjusted for the effects of acquisition accounting and the elimination of costs and expenses directly attributable to the transaction, but does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. Our pro forma information is not necessarily indicative of future results or what our results would have been had we operated Sky since January 1, 2017. Pro forma adjustments have been made for the purpose of providing pro forma financial information based on current estimates and currently available information, and are subject to revision based on final determination of fair value and the final allocation of the purchase price to the assets and liabilities of Sky, and the revisions could be material.

TABLE 8

Reconciliation of Sky Constant Currency Growth (Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
(in millions)	2017(1)	2018	Growth %	2017(1)	2018	Growth %

Direct-to-Consumer	$3,824	$3,976	4.0%	$15,470	$16,077	3.9%
Content	267	363	35.7%	1,074	1,248	16.5%
Advertising	663	682	2.9%	2,419	2,489	2.9%
Revenue	$4,754	$5,021	5.6%	$18,963	$19,814	4.5%
Operating costs and expenses	$4,073	$4,256	4.5%	$15,905	$16,920	6.4%
Adjusted EBITDA	$681	$765	12.4%	$3,058	$2,894	(5.3)%

(1)    2017 results for entities reporting in currencies other than United States dollars are converted into United States dollars using the average exchange rates from the current period rather than the actual exchange rates in effect during the respective periods.